                                                                     EXHIBIT 2.6
                            PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data (the "Pro Forma Financial Data") is derived from the historical consolidated financial statements of the Company and Ralston Resorts, Inc. The unaudited pro forma statement of operations data for the year ended September 30, 1996 give effect to the Acquisition as if it had occurred on October 1, 1995. The unaudited pro forma balance sheet data as of September 30, 1996 give effect to the Acquisition as if it had occurred on such date. The Pro Forma Financial Data is not intended to be indicative of either future results of operations or results that might have been achieved had the Acquisition actually occurred on the dates specified. In the opinion of the Company's management, all adjustments necessary to present fairly such unaudited pro forma combined financial data have been made based upon the proposed terms of the Acquisition. No estimates of future cost savings related to administrative consolidations and other efficiencies or economies of scale related to the Acquisition have been reflected in the pro forma statement of operations data. The following information includes the results of the Arapahoe Basin mountain resort, which will be divested pursuant to the Consent Decree.

                               VAIL RESORTS, INC.
                UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA
                            AS OF SEPTEMBER 30, 1996

                                         RALSTON  ACQUISITION PRO FORMA
                             THE COMPANY RESORTS  ADJUSTMENTS COMBINED
                             ----------- -------- ----------- ---------
                                               (IN THOUSANDS)
Cash and cash equivalents..   $ 12,712   $  1,274  $          $ 13,986
Receivables................      5,741      6,325               12,066
Inventories................      4,639      3,820                8,459
Deferred income taxes......     17,200        111               17,311
Other current assets.......      5,490        680                6,170
                              --------   --------  --------   --------
 Total current assets......     45,782     12,210               57,992
Property and equipment,
 net.......................    192,669    131,000              323,669
Real estate held for sale..     88,665     28,788              117,453
Investment in joint ven-
 ture......................        --      22,564     6,485     29,049
Deferred charges and other
 assets....................     10,440        271               10,711
Intangible assets..........     85,056     36,177   124,253    245,486
                              --------   --------  --------   --------
 Total assets..............   $422,612   $231,010  $130,738   $784,360
                              ========   ========  ========   ========
Accounts payable and
 accrued expenses..........   $ 48,096   $ 17,447  $ (1,079)  $ 64,464
Income taxes payable.......        325        --                   325
Payable under Rights.......     50,513        --                50,513
Long term debt due within
 one year..................         63    141,806  (140,032)     1,837
                              --------   --------  --------   --------
 Total current liabili-
  ties.....................     98,997    159,253  (141,111)   117,139
Long term debt.............    144,687     26,522   151,704    322,913
Other long term liabili-
 ties......................     15,521      1,998               17,519
Deferred income taxes......     39,500     12,294               51,974
                              --------   --------  --------   --------
 Total liabilities.........    298,705    200,067    10,593    509,365
Stockholders' equity.......    123,907     30,943   120,145    274,995
                              --------   --------  --------   --------
Total liabilities and
 stockholders' equity......   $422,612   $231,010  $130,738   $784,360
                              ========   ========  ========   ========

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

                               VAIL RESORTS, INC.
           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996

                                        HISTORICAL
                                   --------------------
                                               RALSTON   ACQUISITION PRO FORMA
                                   THE COMPANY RESORTS   ADJUSTMENTS COMBINED
                                   ----------- --------  ----------- ---------
                                                 (IN THOUSANDS)
Revenues:
  Resort..........................  $140,288   $135,750    $         $276,038
  Real estate.....................    48,655        914                49,569
                                    --------   --------    -------   --------
    Total revenues................   188,943    136,664               325,607
                                    --------   --------    -------   --------
Operating expenses:
  Resort..........................    89,890     97,988               187,878
  Real estate.....................    40,801        --                 40,801
  Corporate expense...............    12,698        --                 12,698
  Depreciation and amortization...    18,148     15,780      3,550     37,478
                                    --------   --------    -------   --------
                                     161,537    113,768      3,550    278,855
                                    --------   --------    -------   --------
Operating income..................    27,406     22,876     (3,550)    46,752
Investment income.................       586        --                    586
Interest expense..................   (14,904)    (9,200)    (2,640)   (26,744)
Gain (loss) on the disposal of
 fixed assets.....................    (2,630)       --                 (2,630)
Other.............................    (1,500)       --                 (1,500)
                                    --------   --------    -------   --------
Income (loss) from operations
 before income taxes.............     8,958     13,696     (6,190)    16,464
(Provision) benefit for income
 taxes............................    (4,223)    (5,824)     1,010     (9,037)
                                    --------   --------    -------   --------
Net income........................  $  4,735   $  7,872    $(5,180)  $  7,427
                                    ========   ========    =======   ========

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

                               VAIL RESORTS, INC.
                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                                                 SEPTEMBER 30,
 BALANCE SHEET ACCOUNT           NOTE ADJUSTMENT                      1996
 ---------------------           ---- ----------                 -------------
                                                                 (IN THOUSANDS)
 ACQUISITION ADJUSTMENTS
 Investment in joint venture.... (d)  Loan to Keystone JV by
                                       Foods                           6,485
                                                                    --------
 Intangible assets.............. (a)  Allocation of purchase
                                       price                         124,253
                                                                    --------
  Effect on total assets........                                     130,738
                                                                    ========
 Accounts payable and accrued
  expenses......................      Ralston Resorts' pension
                                       liability which was not
                                       assumed in the
                                       Acquisition                    (1,079)
                                                                    --------
 Long-term debt due within one
  year..........................      Refinancing of Ralston
                                       Resorts' line of credit
                                       borrowings under the
                                       New Credit Facilities        (140,032)
                                                                    --------
 Long-term debt.................      Refinancing of Ralston
                                       Resorts' line of credit
                                       borrowings under the
                                       New Credit Facilities         140,032
                                      Ralston Resorts' debt in
                                       excess of that assumed
                                       in the Acquisition             (3,328)
                                 (b)  Transaction costs
                                       related to the
                                       Acquisition                    15,000
                                                                    --------
                                                                     151,704
                                                                    --------
  Effect on total liabilities...                                      10,593
                                                                    ========
 Stockholders' equity...........      Elimination of Ralston
                                       Resorts stockholder's
                                       equity                        (30,943)
                                      Issuance of shares of
                                       Common Stock to Foods         151,088
                                                                    --------
                                                                     120,145
                                                                    ========

         SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENT OF OPERATIONS DATA

                                                                      YEAR
                                                                     ENDED
                                                                 SEPTEMBER 30,
 STATEMENT OF OPERATIONS ITEM    NOTE ADJUSTMENT                      1996
 ----------------------------    ---- ----------                 -------------
 ACQUISITION ADJUSTMENTS
 -----------------------
 Depreciation and amortization.. (a)  Amortization of               $ (3,550)
                                      goodwill................
 Interest expense............... (c)  Interest expense on debt assumed in the
                                       Acquisition............        (2,640)
 Provision for income taxes..... (e)  Tax effect of pro forma
                                       adjustments............         1,010
                                                                    --------
  Effect on net income..........                                    $ (5,180)
                                                                    ========

                              VAIL RESORTS, INC.

                NOTES TO THE PRO FORMA COMBINED FINANCIAL DATA

(a) The Acquisition of Ralston Resorts by the Company will result in the assets of Ralston Resorts being written up to reflect the purchase price of the transaction. The purchase price of Ralston Resorts will be calculated as the sum of (i) the fair value of the Company's Common Stock that will be issued to Foods, the sole stockholder of Ralston Resorts,
    (ii) the fair value of any liabilities of Ralston Resorts assumed, and
    (iii) the transaction costs incurred by the Company. Under the purchase accounting method, the acquisition cost is allocated to the assets and liabilities acquired based on their relative fair values. The Company has not yet received the results of appraisals and other valuation studies, nor has it made a final determination of the useful lives of the assets acquired. The Company's preliminary allocation of acquisition cost resulted in an excess of purchase price over the historical basis of net assets acquired of approximately $124.3 million. For purposes of the pro forma combined financial data, this excess has been allocated to various intangible assets, including goodwill. Amortization expense in the pro forma financial statements has been calculated assuming an amortization period of 35 years.

  When the final purchase price is computed as of the closing date and an actual allocation of the purchase price to the underlying assets acquired is completed, some portion of the excess of purchase price over the historical basis of the net assets acquired may be allocated to specific tangible and intangible assets. Only after the final purchase price has been allocated and the estimated remaining useful lives of the tangible and intangible assets are determined by management will the actual amortization charge associated with the acquired assets of Ralston Resorts become available. The actual allocation of purchase cost and the resulting effect on operating income may differ significantly from the pro forma amounts included herein.

  The following table summarizes the preliminary purchase price allocation:

      Stock to be issued.......................................... $151,088,100
      Debt assumed................................................  165,000,000
      Transaction costs...........................................   15,000,000
                                                                   ------------
      Total purchase price........................................ $331,088,100
                                                                   ============
      Purchase price allocation:
      Historical cost basis of acquired net assets................ $206,835,000
      Purchase price in excess of historical cost basis...........  124,253,100
                                                                   ------------
                                                                   $331,088,100
                                                                   ============

(b) The Company incurred various direct costs and professional fees in connection with the Acquisition which will be paid from borrowings under the New Credit Facilities.

(c) The average rate of interest under the New Credit Facilities is assumed to be 6.5%.

(d) As of September 30, 1996, Foods had made loans to the Keystone JV in the aggregate amount of $6 million. Under the terms of the Acquisition, these loans and an accrued interest receivable of $485,000 as of September 30, 1996, were assigned to Ralston Resorts upon the closing of the Acquisition.

(e) All adjustments to the unaudited Pro Forma Combined Statement of Operations Data have been tax-effected using the expected statutory rate.

(f) The pro forma financial data set forth above includes the results of the Arapahoe Basin mountain resort, which the Company will divest pursuant to the Consent Decree. The following table summarizes certain financial and operating data for Arapahoe Basin for fiscal 1996. This presentation is not intended to be indicative of the operations or financial position of Arapahoe Basin on a stand alone basis, but rather to isolate its impact on the combined pro forma financial data of the Company after giving effect to the

   Acquisition. Resort Cash Flow for Arapahoe Basin includes $300,000 of certain operating expenses of Ralston Resorts which have been allocated to Arapahoe Basin.

                                                                ARAPAHOE BASIN
                                                              ------------------
                                                              FISCAL YEAR ENDED
                                                              SEPTEMBER 30, 1996
                                                              ------------------
      Revenues...............................................     $6,554,000
      Resort cash flow.......................................      3,004,000
      Total assets ..........................................      5,060,000
      Property & equipment, net .............................      4,910,000
      Skier days ............................................        241,435


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